December 15, 2017

Mary Clark
2435 Kemper Road
Crofton, MD 21114

Dear Mary,

We are pleased to inform you that Synchronoss Technologies, Inc. (the “Company”) is extending an offer of employment. This offer letter (the “Offer Letter”), if accepted by you shall set forth the terms of your employment.

1. Employment

(a)	You will be employed in the position of Chief Marketing Officer, EVP Product

(b)	You will report to Glenn Lurie, Chief Executive Officer

(c)	Your employment will commence on Thursday, January 4, 2018 (the “Commencement Date”).

2. Location

Your office location will be as agreed upon by you and the CEO

3. Compensation

(a)	The Company will pay you an annual base salary (“Base Salary”) of $350,000 less applicable withholding, payable semi-monthly on the 15th and last business day of the month.

(b)
You will be eligible for our Annual Bonus Plan (ABP) (payable in 2019) with a target bonus opportunity (TBO) percentage of up to 100% of your base salary.  ABP payouts are granted in the Company’s sole discretion and are based on individual and Company performance during the plan year.  Payouts occur during the first quarter following the plan year.   You must be employed with the Company at the time of the payout.  For your initial year with the Company, your payout will be prorated based on your Commencement Date.

4. Sign-On Bonus

Sign-On Bonus. As an additional inducement to joining Synchronoss, Synchronoss will pay you a one-time payment of $70,000 (less applicable withholding) within thirty (30) days of your Commencement Date. In addition, the Company will pay you $70,000 (less applicable withholding) on July 15, 2018. You will be required to stay with Synchronoss in good standing for twelve (12) months from your Commencement Date in consideration for your receipt of this sign-on bonus. If for any reason you decide to voluntarily leave your employment with Synchronoss in less than twelve (12) months of your Commencement Date, you will be required to pay back 100% of this sign-on bonus immediately. You agree that Synchronoss may offset any amounts due to you from Synchronoss, including a portion of any compensation owed to you to reimburse Synchronoss for such amount.

4. Equity Awards

a)
You will be granted 30,000 shares in the form of a restricted stock award (“RSAs”) under the Synchronoss 2017 New Hire Incentive Plan (the “Incentive Plan”) pursuant to the Company’s Restricted Stock Award agreement (the “RSA Agreement”).  The RSAs shall be granted on the later date of your Commencement Date or approval of the Board of Directors.  This date shall be known as the “Grant Date”.  Subject to your continued employment on each vesting date, RSAs shall vest 25% of the shares on the first anniversary of the Grant Date of the award and 1/16 each quarter thereof.

b)
You will be granted 80,000 shares in the form of a Stock Option award (“Stock Options”) under the Synchronoss 2017 New Hire Incentive Plan (the “Incentive Plan”) pursuant to the Company’s Stock Option Award agreement (the “Stock Option Agreement”).  The Stock Options shall be granted on the later date of your Commencement Date or approval of the Board of Directors.  This date shall be known as the “Grant Date”.  Subject to your continued employment on each vesting date, Stock Options shall vest 25% of the shares on the first anniversary of the Grant Date of the award and 1/48 each month thereafter.

c)
You will granted 30,000 performance shares in the form of Restricted Stock Awards (“RSAs”) under the Synchronoss Technologies, Inc. 2017 New Hire Equity Incentive Plan (the “Incentive Plan”) pursuant to the Company’s RSA agreement (the “RSA Agreement”). The performance RSAs shall be granted on the later date of your Commencement Date or approval and establishment of performance criteria by the Board of Directors. Subject to your continued employment, all of the Performance Shares shall vest upon the approval of the Board of Directors or its Compensation Committee based upon whether the Company has met the required performance metrics. The performance RSAs will be governed by and subject to the terms of the Incentive Plan and the RSA agreement, and in the event of a conflict between this offer letter and the Incentive Plan and RSA Agreement, the terms of the Incentive Plan and RSA agreement shall control.

5. Benefits

(a)
You shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, to the extent you are eligible to participate in such plans, in accordance with their respective terms.

(b)	Participation in the health and dental plans of the Company begins on the first day of the month immediately following your Commencement Date in accordance with the terms of the plans.

(c)	You are eligible to participate in the Company’s 401(k) plan on the first day of the month immediately following your Commencement Date.

(d)	You will be entitled to paid time off (“PTO”) in accordance with the Company’s Flex Paid Time Off policy.
6. Miscellaneous

(a)	In connection with your employment you will be required to enter into a Proprietary Information and Innovation Agreement (Copy of which is enclosed with this letter).

(b)
You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected responsibilities. By accepting this Offer Letter, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)
This Offer Letter is not an employment contract and does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. This Offer Letter contains the entire agreement and understanding between you and the Company with respect to the terms of your employment and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral with respect to the terms of your employment. Continued employment is contingent upon successful completion of your background check. The terms of this Offer Letter may not be amended except pursuant to a written agreement between you and the Company.

(d)
The Company may withhold any tax (or other governmental obligation) that may result from the payments made and benefits provided to you under this Offer Letter or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

United States law requires all companies to verify an employee's authorization to work in the United States. If you accept this offer, you will need to bring certain documents with you on your first day that allows the Company to verify your work authorization. Enclosed is an Employment Eligibility Verification (form I-9). Please review the form and bring the appropriate documents required for employment verification on your start date. You will be asked to complete the form in the presence of a witness on your start date.

If these terms are agreeable to you, please sign and date the Offer Letter in the appropriate space at the bottom and return it to offers@synchronoss.com by Wednesday, December 20, 2017.

We are excited at the prospect of you joining the Company, and look forward to your future contributions.

Sincerely,

Kevin Hunsaker
EVP Chief Human Resources Officer

Agreed and Accepted

Signature: ______________________________

Date: _____________________________

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